Exhibit 10.2

Prudential Investment Management, Inc. (“PIM”)

The Prudential Insurance Company of America (“Prudential”)

Prudential Retirement Insurance and Annuity Company (“PRIAC”)

Each Prudential Affiliate under the Note Agreement referred to below

c/o Prudential Capital Group

Four Embarcadero Center, Suite 2700

San Francisco, California 94111

April [    ], 2010

NORTHWEST PIPE COMPANY

5721 SE Columbia Way, Suite 200

Vancouver, Washington 98661

Re:	Fourth Amendment to Amended and Restated Note Purchase and Private Shelf Agreement dated as of May 31, 2007

Ladies and Gentlemen:

Reference is made to the Amended and Restated Note Purchase and Private Shelf Agreement, dated as of May 31, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Note Agreement”), by and between Northwest Pipe Company, an Oregon corporation (the “Company”), on the one hand, and PIM, Prudential, PRIAC and each Prudential Affiliate (as therein defined) that becomes bound by certain provisions thereof (together with PIM, Prudential and PRIAC and their respective successors and Transferees, collectively, the “Purchasers”), on the other hand. Capitalized terms used and not otherwise defined herein shall have the meanings provided in the Note Agreement (after giving effect to any amendments of such terms in this letter agreement).

1. Amendments. Pursuant to the request of the Company and the provisions of paragraph 11C of the Note Agreement, and subject to the terms and conditions of this letter agreement, the Purchasers hereby agree with the Company that the Note Agreement shall be amended, effective as of April 15, 2010 (the “Fourth Amendment Effective Date”), as follows:

(a) Clause (i) of paragraph 5A is hereby amended and restated in its entirety to read as follows:

“(i)(A) within 76 days after the end of the first fiscal quarter of the Company’s 2010 fiscal year, and within 60 days after the end of each other quarterly fiscal period in each fiscal year of the Company (other than the last quarterly period), consolidating (by division and product line) and consolidated statements of income and cash flows and a consolidated statement of shareholders’ equity of the Company and its Subsidiaries for the period from the beginning of the current fiscal year to the end of such quarterly period, and a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail and prepared in accordance with GAAP and certified by an authorized financial officer of the Company as fairly presenting, in all material respects, the consolidated financial position of the companies being reported on their consolidated results of operations and changes in financial position, subject to changes resulting from year-end adjustments and the absence of all required footnotes;

Northwest Pipe Company

(B) within 60 days after the end of the first fiscal quarter of the Company’s 2010 fiscal year, consolidating (by division and product line) and consolidated statements of income and cash flows of the Company and its Subsidiaries as at the end of such fiscal quarter, and a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail, and certified by an authorized financial officer of the Company as fairly presenting, in all material respects, the consolidated financial position of the companies being reported on their consolidated results of operations and changes in financial position in accordance with the Company’s accounting practices used in the 2008 fiscal year end audited reports, without regard to any conclusions arising out of the internal investigation being conducted by the Audit Committee of the Company’s Board of Directors or any year-end adjustments resulting from the 2009 audited financial information provided under the clause (ii)(A) of this paragraph 5A;”

(b) Clause (ii) of paragraph 5A is hereby amended and restated in its entirety to read as follows:

“(ii)(A) within 166 days after the end of the Company’s 2009 fiscal year, and within 105 days after the end of each other fiscal year of the Company, consolidating (by division and product line) and consolidated statements of income and cash flows and a consolidated statement of shareholders’ equity of the Company and its Subsidiaries for such year, and a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, setting forth in each case in comparative form corresponding consolidated figures from the preceding annual audit, all in reasonable detail and prepared in accordance with GAAP and, as to the consolidated statements, reported on by independent public accountants of recognized national standing, selected by the Company whose report shall be without a “going concern” or like qualification or exception and without limitation as to scope of the audit and, as to the consolidating statements, certified by an authorized financial officer of the Company as fairly presenting, in all material respects, the consolidated financial position of the companies being reported on their consolidated results of operations and changes in financial position;

(B) and within 105 days after the end of the Company’s 2009 fiscal year, consolidating (by division and product line) and consolidated statements of income and cash flows of the Company and its Subsidiaries for such fiscal year, and a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, setting forth in each case in comparative form corresponding consolidated figures from the preceding annual audit, all in reasonable detail and, as to the consolidating and consolidated statements, certified by an authorized financial officer of the Company as fairly presenting, in all material respects, the consolidated financial position of the companies being reported on their consolidated results of operations and changes in financial position in accordance with the Company’s accounting practices

Northwest Pipe Company

used in the 2008 fiscal year end audited reports, without regard to any conclusions arising out of the internal investigation being conducted by the Audit Committee of the Company’s Board of Directors or any year-end adjustments resulting from the 2009 audited financial information provided under the preceding clause (ii)(A) of this paragraph 5A;”

(c) A new clause (xviii) is hereby added to paragraph 7A, in proper numeric order, to read as follows:

“ or (xviii) the NASDAQ Stock Market either (A) files a Form 25 with the U.S. Securities and Exchange Commission (“SEC”) (or with any governmental authority succeeding to any of the SEC’s principal functions), and in connection with the delisting of the common stock of the Company from the NASDAQ Global Select Market; or (B) determines pursuant to a hearing or as a result of a default that the common stock of the Company shall be delisted from the NASDAQ Global Select Market; provided, however, that no Event of Default shall occur pursuant to this clause (xviii) during any period in which the common stock of the Borrower remains listed for trading (and continues to trade without material suspension or interruption) during the pendency of any appeal from any NASDAQ Stock Market action or decision;”

2. Agreement regarding December 2009 Financial Covenants. The Purchasers hereby agree with the Company that for purposes of determining compliance with the financial covenants set forth in paragraph 6A of the Note Agreement which are to be tested on, at or as of December 31, 2009, the Purchasers and the Company shall use the financial data and other information set forth in the Company’s audited financial statements for fiscal year 2009, which audited statements are to be delivered to the Purchasers pursuant to clause (ii)(A) of paragraph 5A of the Note Agreement, as amended and restated in Section 1(b) above.

3. Limitation of Modifications. Each amendment and/or other modification set forth in this letter agreement shall be limited precisely as written and shall not be deemed to be (a) an amendment, consent or waiver of any other terms or conditions of the Note Agreement or any other document related to the Note Agreement or (b) a consent to any future amendment, consent or waiver. Except as expressly set forth in this letter, the Note Agreement and the documents related to the Note Agreement shall continue in full force and effect.

4. Representations and Warranties. The Company hereby represents and warrants as follows: (a) no Default or Event of Default has occurred and is continuing (other than the Defaults or Events of Default which may have existed prior to, but not after, the effectiveness of this letter agreement), or would result from the transactions contemplated by this letter agreement; (b) the Company’s execution, delivery and performance of the Note Agreement, as modified by this letter agreement, have been duly authorized by all necessary corporate and other action and do not and will not require any registration with, consent or approval of, or notice to or action by, any Person (including any governmental authority) in order to be effective and enforceable; (c) the Note Agreement, as modified by this letter agreement, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights or by general principles of equity; and (d) each of the representations and warranties set forth in paragraph 8 of the Note Agreement is true, correct and complete as of the date hereof

Northwest Pipe Company

(except to the extent such representations and warranties expressly relate to another date, in which case such representations and warranties are true, correct and complete as of such other date).

5. Conditions to Effectiveness. This letter agreement shall become effective, as of the Fourth Amendment Effective Date, on the date on which: (a) the Purchasers shall have received a fully executed and delivered counterpart of this letter agreement executed by the Company, (b) the Purchasers shall have received a fully executed and delivered copy of the fourth amendment to Bank Credit Agreement in form and substance satisfactory to the Purchasers, and each of the conditions precedent in such amendment shall have been previously or concurrently satisfied; (c) the Company shall have paid to, or as directed by, PIM in immediately available funds an amendment fee equal to 0.10% of the principal amount outstanding on the Notes; and (d) the Company shall have paid Bingham McCutchen LLP in immediately available funds its accrued and unpaid legal fees and expenses.

6. Release; Covenant Not to Sue.

(a) The Company hereby absolutely and unconditionally waives, releases, remises and forever discharges the Purchasers, and any and all of their respective participants, parent corporations, subsidiary corporations, affiliated corporations, related funds, insurers, indemnitors, officers, directors, shareholders, trustees, agents, employees, consultants, experts, advisors, attorneys, and each of their respective successors and assigns (each a “Released Party”), from any and all claims, suits, investigations, proceedings, demands, obligations, liabilities, damages, losses, costs, expenses, or causes of action of any kind, nature or description, whether based in law, equity, contract, tort, implied or express warranty, strict liability, criminal or civil statute, common law, or under any state or federal law or otherwise, of any kind or character, known or unknown, past or present, liquidated or unliquidated, suspected or unsuspected, which the Company has had, now has, or might hereafter have, or has made claim to have against any such Released Party with respect to the Note Agreement, the Notes or any other Transaction Document that, in each case, involve events, acts or omissions that have taken place on or before the date hereof, or with respect to the lender-borrower relationship evidenced by the Transaction Documents with respect to acts, omissions or events that have taken place on or before the date hereof. It is the intention of the Company in providing this release that the same shall be effective as a bar to each and every claim, demand and cause of action specified, and in furtherance of this intention it waives and relinquishes all rights and benefits under Section 1542 of the Civil Code of the State of California (or any comparable provision of any other applicable law), which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

The Company acknowledges that it may hereafter discover facts different from or in addition to those now known or believed to be true with respect to such claims, demands, or causes of action and agrees that this instrument shall be and remain effective in all respects notwithstanding any such differences or additional facts. The Company understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

Northwest Pipe Company

(b) The Company, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Released Party above that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Released Party on the basis of any claim released, remised and discharged by such Person pursuant to the above release. The Company further agrees that it shall not dispute the validity or enforceability of the Note Agreement, any of the Notes or any of the other Transaction Documents or any of its obligations thereunder. If the Company, or any of its successors, assigns or other legal representations violates the foregoing covenant, such Person, for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Released Party may sustain as a result of such violation, all reasonable attorneys’ fees and costs incurred by such Released Party as a result of such violation.

7. Counterparts. This document may be executed in multiple counterparts, which together shall constitute a single document.

8. Governing Law. This letter agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the internal laws of the State of New York, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.

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If you are in agreement with the foregoing, please sign the enclosed counterpart of this letter in the space indicated below and return it to the Purchasers at the above address whereupon, subject to the conditions expressed herein, it shall become a binding agreement between the Company, on the one hand, and the Purchasers, on the other hand.

Sincerely,

PURCHASERS

PRUDENTIAL INVESTMENT MANAGEMENT, INC.

By:
Title:	Vice President

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:
Title:	Vice President

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY

By:	PRUDENTIAL INVESTMENT MANAGEMENT, INC., AS INVESTMENT MANAGER

By:
Title:	Vice President

Accepted and agreed to as of the date first appearing above:

NORTHWEST PIPE COMPANY,
an Oregon corporation

By:
Name:	Stephanie J. Welty
Title:	Senior Vice President and Chief Financial Officer